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                                                                   Exhibit 10.13
                           [LETTERHEAD OF FLEET BANK]

July 18, 1997

Movado Group, Inc.
125 Chubb Avenue
Lyndhurst, New Jersey 07071


Dear Sir or Madam:


We are pleased to advise you that Fleet Bank, National Association (the "Bank") holds available, upon the terms and conditions set forth below, for the use of Movado Group, Inc. (the "Company") (i) a Three Million Three Hundred Thirty Three Thousand Dollar ($3,333,000) advised line of credit (the "W/C Line") for short term loans for working capital purposes ("Loans") and (ii) a $50,000,000 line of credit (the "F/X Line"; the W/C Line and F/X Line are collectively referred to as the "Advised Lines") for spot and forward foreign exchange contracts ("F/X Transactions") with a daily settlement limit of $10,000,000 in the aggregate for both spot and forward transactions.

The W/C Line will be available during the period commencing with the date of the Company's acceptance of the terms hereof and ending on July 7, 1998. All Loans shall mature on July 7, 1998. The F/X Line shall be available during the period commencing with the later of August 8, 1997 and date of the Company's acceptance of the terms hereof and ending on August 31, 1998. All F/X Transactions shall expire no later than August 31, 1998.

W/C Line

Loans shall bear interest, at the Company's election, at a rate per annum equal to either (i) a fluctuating rate equal to the Prime Rate (a Loan bearing interest at this rate is sometimes called a "Prime Loan"), (ii) a fixed rate of 3/4 of 1% plus LIBOR for an interest period of 7 days or 1, 2, 3 or 6 months (a Loan bearing interest at this rate is sometimes called a "LIBOR Loan"), or (iii) such other fixed rate as may be agreed upon between the Company and the Bank for an interest period which is also then agreed upon (a Loan bearing
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interest at this rate is sometimes called an "Agreed Rate Loan"). "LIBOR" and
"Prime Rate" shall be as defined in the attached promissory note (the "Note"), which Note shall evidence all Loans. Agreed Rate Loans and LIBOR Loans are sometimes collectively referred to as "Fixed Rate Loans". Interest shall be payable monthly in arrears based on a 360-day year and, for Fixed Rate Loans, on the last day of the applicable Interest Period.

F/X Line

Forward contracts shall not have a term longer than 180 days and shall be subject to the following:

            (i) If the Company contracts to purchase foreign exchange from the Bank for future delivery and thereafter either (a) notifies the Bank in advance of or on the delivery date that it will not perform such contract or (b) fails to accept delivery of and/or make payment for such foreign exchange on the delivery date, the Bank may sell such foreign exchange to others, and the Company will pay the Bank the difference between the contract price for such foreign exchange and the price at which such foreign exchange is otherwise sold by the Bank.

            (ii) If the Company contracts to sell foreign exchange to the Bank for future delivery and thereafter either (a) notifies the Bank in advance of or on the delivery date that it will not perform such contract or (b) fails to deliver such foreign exchange on the delivery date, the Bank may purchase such foreign exchange from others, and the undersigned will pay to the Bank the difference between the contract price for the foreign exchange and the price at which such foreign exchange is otherwise purchased by the Bank.

            With respect to spot purchases and sales of foreign exchange, the Company shall pay the purchase price or deliver the foreign exchange, as the case may be, on the date such transaction takes place. Failure of the Company to so pay the purchase price or deliver the foreign exchange shall entitle the Bank to the same relief as described in the foregoing paragraphs (i) and (ii) with respect to any such failure in connection with forward contracts. In any event, default by the Company in completing a full or a spot contract shall also entitle the Bank to terminate the Advised Lines and to all other rights and remedies afforded under applicable law.


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Provisions applicable to each of the Advised Lines

The Company shall not grant a security interest in, pledge, assign or otherwise encumber any of its accounts receivable.

All obligations of the Company owing to the Bank shall be unconditionally guaranteed by all active domestic subsidiaries of the Company (collectively, the "Guarantors") pursuant to the Bank's standard form of guarantee (collectively, the "Guarantees")

The Company shall continue to provide the following to the Bank:

- The consolidated and consolidating balance sheet for the Company and its subsidiaries, consolidated and consolidating statement of income and consolidated statement of cash flow: (i) (audited by accountants satisfactory to the Bank) within 120 days of fiscal year end; (ii) (audited by accountants satisfactory to the Bank) within 75 days of quarter end, and (iii) within 45 days of month end; all to include comparative figures for the corresponding period of the preceding year.

-     Notices of defaults.

- Accounts receivable aging reports and such additional information relating thereto as is currently reported.

- Such other statements and reports as shall be reasonably requested by the Bank.

This letter agreement replaces, supersedes, amends and restates in its entirety the letter agreement from the Bank to the Company dated July 9, 1997. The $3,333,000 promissory note executed in connection with this letter agreement replaces, supersedes, amends and restates in its entirety the $13,333,000 promissory note executed in connection with such prior letter agreement. All amounts presently outstanding in excess of $3,333,000 under such prior promissory note shall be immediately paid in full and all other amounts shall be automatically refinanced under the promissory note executed in connection with this letter agreement. Furthermore, any and all other lines of credit made available by the Bank to the Company (excluding the facility described in the Amended and


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Restated Credit Agreement dated July 18, 1997 among the Company, the lenders signatory thereto, The Chase Manhattan Bank, as Agent and the Bank, as Co-Agent) are hereby terminated.

Extensions of credit under each of the Advised Lines shall be subject, of course, to the usual credit factors remaining favorable in the determination of the Bank. If the foregoing is acceptable to you, please sign and return the enclosed copy of this letter no later than July 23, 1997.


                                    Very truly yours,

                                    FLEET BANK, NATIONAL ASSOCIATION


                                    By: /s/ [ILLEGIBLE]
                                        ------------------------
                                    Title: V.P.
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ACCEPTED AND AGREED
ON JULY __, 1997

MOVADO GROUP, INC.


By: /s/ Kenneth J. Adams
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Title: Sr. VP & CFO
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